ARTICLES OF ASSOCIATION
                                       of:
                        SGS-THOMSON Microelectronics N.V.
                            established in Amsterdam
                             dated December 11, 1995



NAME, SEAT AND DURATION.
Article 1.
1.1.       The name of the company is: SGS-THOMSON
           Microelectronics N.V.
1.2.       The company is established at Amsterdam.
1.3.       The company will continue for an indefinite period.
OBJECTS.
Article 2.
The objects of the company shall be to participate or take in any manner any interests in other business enterprises, to manage such enterprises, to carry on the business in semiconductors and electronic devices, to take and grant licenses and other industrial property interests, assume commitments in the name of any enterprises with which it may be associated within a group of companies, to take financial interests in such enterprises and to take any other action which in the broadest sense of the term, may be related or contribute to the aforesaid objects.
SHARE CAPITAL.
Article 3.
3.1. The authorized capital of the company amounts to two billion seven hundred and fifty million Dutch

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           guilders (NLG 2,750,000,000) and is divided into two hundred million
           (200,000,000) shares of thirteenDutch guilders and seventy-five cents (NLG 13.75) each.
3.2. The supervisory board shall have the power to issue shares and to determine the terms and conditions of such issue if and in so far as the supervisory board has been designated by the general meeting of shareholders as the authorized body for this purpose. A designation as referred to above shall only take place for a specific period of no more than five years and may not be extended by more than five years on each occasion.
3.3. If a designation as referred to in the second paragraph is not in force, the general meeting of shareholders shall have the power, upon the proposal of and on the terms and conditions set by the supervisory board to resolve to issue shares.
3.4. In the event of a share issue, shareholders shall have a pre-emptive right in proportion to the number of shares which they own, notwithstanding the provisions of the law. In respect of the issue of shares there shall be no pre-emptive right to shares issued against a contribution other than in cash or issued to employees of the company or of a group company. The supervisory board shall have the power to limit or debar the preferential right accruing to shareholders, if and in so far as the supervisory board has also been designated by the general meeting of shareholders for this purpose as the authorized body for the period of such designation. The provisions in the second sentence of the second paragraph shall equally apply.
3.5. If a designation as referred to in the fourth paragraph is not in force, the general meeting of shareholders shall have the power, upon the proposal of the supervisory board to limit or debar the preferential

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           right accruing to shareholders.
3.6. A resolution of the general meeting of shareholders in accordance with the fourth or fifth paragraph of this article requires a majority of at least two-thirds of the votes cast in a meeting of shareholders in which at least fifty per cent (50 %) of the issued capital is present or represented.
3.7. Without prejudice to what has been provided in section 80, paragraph 2, Civil Code:2, shares shall at no time be issued below par and be fully paid up upon issue.
3.8. Payment must be made in cash to the extent that no other contribution has been agreed upon. If the company so allows, payment in cash can be made in a currency other than Dutch currency.
           In the event of payment in a foreign currency the obligation to pay is for the amount which can be freely exchanged into Dutch currency. The decisive factor is the rate of exchange on the day of payment, or as the case may be after application of the next sentence, on the day mentioned therein.
           The company can require payment at the rate of exchange on a certain day within two months prior to the last day when payment shall have to be made provided the shares or depositary receipts for shares after having been issued - shall immediately be incorporated in the price list of an exchange abroad.
3.9. This article shall equally apply to the granting of rights to take shares, but shall not apply to the issue of shares to someone who exercises a previously acquired right to take shares.
3.10 All notifications to shareholders will be made in accordance with the provisions relating to giving of notice to convene a general meeting as set out in article 26.2.
Article 4.

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4.1.       The company may acquire, for valuable consideration, shares in its own share capital if and in so far as:
           a. its equity less the purchase price of these shares is not less than the aggregate amount of the paid up and called up capital and the reserves which must be maintained pursuant to the law;
           b. the par value of the shares in its capital which the company acquires, holds or holds in pledge, or which are held by a subsidiary company, amounts to no more than one-tenth of the issued share capital; and
           c. the general meeting of shareholders has authorized the managing board to acquire such shares, which authorization may be given for no more than eighteen months on each occasion, notwithstanding the further statutory provisions.
4.2. Shares thus acquired may again be disposed of. The managing board shall not acquire shares in the company's own share capital as referred to above - if an authorization as referred to above is in force - or dispose of such shares without the prior approval of the supervisory board.
           If depositary receipts for shares in the company have been issued, such depositary receipts shall for the application of the provisions of this paragraph and the preceding paragraph be treated as shares.
4.3. In the general meeting no votes may be cast in respect of (a) share(s) held by the company or a subsidiary company; no votes may be cast in respect of a share the depositary receipt for which is held by the company or a subsidiary company. However, the holders of a right of usufruct and the holders of a right of pledge on shares held by the company and its subsidiary companies, are nonetheless not excluded from the right to vote such shares, if the right of usufruct or the right of pledge was granted prior to the time such

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           share was held by the company or a subsidiary company. Neither the company nor a subsidiary company may cast votes in respect of a share on which it holds a right of usufruct or a right of pledge.
           Shares in respect of which voting rights may not be exercised by law or by the articles of association shall not be taken into account, when determining to what extent the shareholders cast votes, to what extent they are present or represented or to what extent the share capital is provided or represented.
4.4. Upon the proposal of the supervisory board the general meeting of shareholders shall have the power to decide to cancel shares acquired by the company from its own share capital, subject however to the statutory provisions concerned.
SHARES, SHARE CERTIFICATES, SHARE REGISTER.
Article 5.
5.1.       Shares shall be in registered form.
5.2.       Shares shall be available:
           - in the form of an entry in the share register without issue of a share certificate; shares of this type are referred to in these articles as type I shares;
           - and - should the supervisory board so decide - in the form of an entry in the share register with issue of a certificate, which certificate shall consist of a main part without dividend coupon; shares of this type and share certificates of this type are referred to in these articles as type II shares.
5.3. The supervisory board can decide that the registration of type I shares may only take place for one or more quantities of shares which quantities are to be specified by the supervisory board - at the same time.
5.4.       Type II share certificates shall be available in such

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           denominations as the supervisory board shall determine.
5.5. All share certificates shall be signed by or on behalf of a managing director; the signature may be effected by printed facsimile. Furthermore type II share certificates shall, and all other share certificates may, be countersigned by one or more persons designated by the managing board for that purpose.
5.6.       All share certificates shall be identified by numbers and/or letters.
5.7. The supervisory board can determine that for the purpose of effecting trading or transfer of shares at foreign exchanges share certificates shall be issued in such form as the supervisory board may determine, complying with the requirements set by said foreign exchange(s) and not provided with any dividend sheet.
5.8. The expression "share certificate" as used in these articles shall include a share certificate in respect of more than one share.
Article 6.
6.1. Upon written request from a shareholder, missing or damaged share certificates, or parts thereof, may be replaced by new certificates or by duplicates bearing the same numbers and/or letters, provided the applicant proves his title and, in so far as applicable, his loss to the satisfaction of the supervisory board, and further subject to such conditions as the managing board may deem fit.
6.2. In appropriate cases, at its own discretion, the managing board may stipulate that the identifying numbers and/or letters of missing documents be published three times, at intervals of at least one month, in at least three newspapers to be indicated by the managing board announcing the application made; in such a case new certificates or duplicates may not be issued until six months have expired since the last

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           publication, always provided that the original documents have not been produced to the managing board before that time.
6.3. The issue of new certificates or duplicates shall render the original document invalid.
Article 7.
7.1. Notwithstanding the statutory provisions in respect of registered shares a register shall be kept by or on behalf of the company, which register shall be regularly updated and, at the discretion of the managing board, may, in whole or in part, be kept in more than one copy and at more than one place. A part of the register may be kept abroad in order to meet requirements set out by foreign statutory provisions or provisions of the foreign exchange.
7.2. Each shareholder's name, his address and such further data as the managing board deems desirable, whether at the request of a shareholder or not, shall be entered in the register.
7.3. The form and the contents of the share register shall be determined by the managing board with due regard to the provisions of paragraphs 1 and 2 of this article. The managing board may determine that the records shall vary as to their form and contents according to whether they relate to type I shares or to type II shares.
7.4. Upon request a shareholder shall be given free of charge a declaration of what is stated in the register with regard to the shares registered in his name, which declaration may be signed by one of the specially authorized persons to be appointed by the managing board for this purpose.
7.5. The provisions of the last four paragraphs shall equally apply to those who hold a right of usufruct or of pledge on one or more registered shares, with the proviso that the other data required by law must be

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           entered in the register.
Article 8.
8.1. Subject to the provisions of article 5, the holder of an entry in the share register for one or more type I shares may, upon his request and at his option, have issued to him one or more type II share certificates for the same nominal amount.
8.2. Subject to the provisions of article 5, the holder of a type II share certificate registered in his name may, after lodging the share certificate with the company, upon his request and at his option, either have one or more type I shares entered in the share register for the same nominal amount.
8.3. A request as mentioned in this article shall, if the supervisory board so requires, be made on a form obtainable from the company free of charge, which shall be signed by the applicant.
TRANSFER OF SHARES.
Article 9.
9.1. The transfer of a registered share shall be effected either by service upon the company of the instrument of transfer or by written acknowledgement of the transfer by the company, subject however to the provisions of the following paragraphs of this article.
9.2. Where a transfer of a type II share is effected by service of an instrument of transfer on the company, the company shall, at the discretion of the managing board, either endorse the transfer on the share certificate or cancel the share certificate and issue to the transferee one or more new share certificates registered in his name to the same nominal amount.
9.3. The Company's written acknowledgement of a transfer of a type II share shall, at the discretion of the managing board, be effected either by endorsement of the transfer on the share certificates or by the issue

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           to the transferee of one or more new share certificates registered in his name to the same nominal amount.
9.4. The provisions of the foregoing paragraphs of this article shall equally apply to the allotment of registered shares in the event of a judicial partition of any community of property or interests, the transfer of a registered share as a consequence of a judgement execution and the creation of limited rights in rem on a registered share.
           If a share certificate has been issued, the acknowledgement can only be effected either by putting an endorsement to that effect on this document, signed by or on behalf of the company, or by replacing this document by a new certificate in the name of the acquirer.
9.5. The submission of requests and the lodging of documents referred to in articles 6 to 9 inclusive shall be made at a place to be indicated by the managing board and in any case the places where the company is admitted to a stock exchange.
           Different places may be indicated for the different classes and types of shares and share certificates.
9.6. The company is authorized to charge amounts to be determined by the managing board not exceeding cost price to those persons who request any services to be carried out by virtue of articles 6 up to and including 9.
USUFRUCTUARIES, PLEDGEES, HOLDERS OF DEPOSITARY RECEIPTS.
Article 10.
10.1.      The usufructuary, who in conformity with the provisions of section
           88, Civil Code:2 has no right to vote, and the pledgee who in conformity with the provisions of section 89, Civil Code:2 has no right to vote, shall not be entitled to the rights which by law have been conferred on holders of depositary receipts for shares

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           issued with the cooperation of the company.
10.2. Where in these articles of association persons are mentioned, entitled to attend meetings of shareholders, this shall include to holders of depositary receipts for shares issued with the cooperation of the company, and persons who in pursuance of paragraph 4 in section 88 or section 89, Civil Code:2 have the rights that by law have been conferred on holders of depositary receipts for shares issued with the cooperation of the company.
MANAGING BOARD.
Article 11.
11.1. The company shall be managed by a managing board consisting of one or more managing directors under the supervision of the supervisory board. The number of members of the managing board shall be resolved upon by the general meeting of shareholders upon the proposal of the supervisory board. The members of the managing board shall be appointed for three years, a year being understood as meaning the period between two Annual General Meetings of Shareholders adopting the Accounts of the previous fiscal year or the meeting in which a postponement of this is granted.
11.2. Managing directors shall be appointed by the general meeting of shareholders upon the proposal of the supervisory board for each vacancy to be filled.
11.3. Without prejudice to the provisions of article 27, paragraph 2, a proposal to make one or more appointments to the managing board may be placed on the agenda of a general meeting of shareholders by the supervisory board.
11.4. The supervisory board shall determine the salary, the bonus, if any, and the other terms and conditions of employment of the managing directors.
11.5.      The general meeting of shareholders shall decide in

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                accordance with the provisions of article 31,
                paragraph 1.
           Votes in respect of persons who have not been so nominated shall be invalid.
Article 12.
12.1. The general meeting of shareholders shall be entitled to suspend or dismiss one or more managing directors, provided that at least half of the issued share capital is represented at the meeting. No such quorum shall be required where the suspension or dismissal is proposed by the supervisory board.
12.2. Where a quorum under paragraph 1 is required but is not present, a further meeting shall be convened, to be held within four weeks after the first meeting, which shall be entitled, irrespective of the share capital represented, to pass a resolution in regard to the suspension or dismissal.
12.3. The managing directors can be jointly or individually suspended by the supervisory board. After suspension a general meeting of shareholders shall be convened within three months, at which meeting it shall be decided whether the suspension shall be cancelled or maintained.
           The person involved shall be given the opportunity to account for his actions at that meeting.
REPRESENTATION.
Article 13.
13.1. The entire managing board as well as each managing director may represent the company.
13.2. The managing board may grant powers of attorney to persons, whether or not in the service of the company, to represent the company and shall thereby determine the scope of such powers of attorney and the titles of such persons.
13.3.      The managing board shall have power to perform legal

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           acts as specified in section 2:94, paragraph 1, Civil Code in so far as such power is not expressly excluded or limited by any provision of these articles or by any resolution of the supervisory board.
Article 14.
14.1. The supervisory board shall appoint one of the managing directors as chairman of the managing board. Appointment of the chairman shall be resolved with the majority mentioned in article 21, paragraph 1.
14.2. Resolutions of the managing board shall be passed by simple majority of votes. In the event of a tie of votes the chairman of the managing board shall have a casting vote.
Article 15.
15.1. Without prejudice to provisions made elsewhere in these articles, the managing board shall require the prior express approval:
           (i)    From the supervisory board for decisions relating to:
                  1. all proposals to be submitted to a vote at the general meeting of the shareholders;
                  2. the formation of all companies, acquisition or sale of any participation, and conclusion of any cooperation and participation agreement;
                  3. all pluriannual plans of the company and the budget for the first coming year, covering the following matters:
                  -    investment policy;
                  - policy regarding research and development, as well as commercial policy and objectives;
                  -    general financial policy;
                  -    policy regarding personnel;
                  4. all acts, decisions or operations covered by the above list and constituting a significant change with respect to decisions already adopted

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                    by the supervisory board or not provided for in the above
                    list and as specifically laid down by the supervisory board by resolution passed by it to that effect.
           (ii) From the general meeting of the shareholders for decisions relating to:
                    - sale of all or of an important part of the company's assets or concerns;
                    - all mergers, acquisitions, or joint ventures which the company wishes to make.
           The absence of the approval provided for above may not be raised by or against third parties.
15.2. Without prejudice to provisions made elsewhere in these articles, the managing board shall require the approval of the general meeting of shareholders according to the law and the provisions of these articles as well as such resolutions as are clearly defined by a resolution of the general meeting of shareholders to that effect.
Article 16.
In the event of the absence or inability to act of one of more managing directors the remaining managing directors or managing director shall temporarily be responsible for the entire management. In the event of the absence or inability to act of all managing directors, one or more persons appointed by the supervisory board for this purpose at any time shall be temporarily responsible for the management.
SUPERVISORY BOARD.
Article 17.
17.1. The supervisory board shall be responsible for supervising the policy pursued by the managing board and the general course of affairs of the company and the business enterprise which it operates. The supervisory board shall assist the managing board with advice relating to the general policy aspects connected with the activities of the company. In fulfilling their

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           duties the supervisory directors shall serve the interests of the company and the business enterprise which it operates.
17.2. The managing board shall provide the supervisory board in good time with all relevant information as well as the information the supervisory board requests, in connection with the exercise of its duties.
Article 18.
18.1. The supervisory board shall consist of at least six members, to be appointed by the general meeting of shareholders upon the proposal of the supervisory board for each vacancy to be filled. The number of supervisory directors shall without prejudice to the preceding sentence be resolved upon by the general meeting of shareholders upon the proposal of the supervisory board.
18.2. The general meeting of shareholders shall decide in accordance with the provisions of article 31 paragraph 1.
18.3. Without prejudice to the provisions of article 27, paragraph 2, a proposal to make one or more appointments to the supervisory board may be placed on the agenda of the general meeting of shareholders by the supervisory board.
18.4. The supervisory board shall appoint from their number a chairman and a vice-chairman of the supervisory board with the majority mentioned in article 21, paragraph 1.
18.5. Upon the appointment of the supervisory directors the particulars as referred to in section 142, paragraph 3, Civil Code:2 shall be made available for prior inspection.
Article 19.
19.1. The supervisory board may appoint one or more of its members as delegate supervisory director in charge of supervising the managing board on a regular basis. They

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           shall report their findings to the supervisory board. The offices of chairman of the supervisory board and delegate supervisory director are compatible.
19.2. With due observance of these articles of association, the supervisory board may adopt rules regulating the division of its duties among its various supervisory directors.
19.3. The supervisory board may decide that one or more of its members shall have access to all premises of the company and shall be authorized to examine all books, correspondence and other records and to be fully informed of all actions which have taken place, or may decide that one or more of its supervisory directors shall be authorized to exercise a portion of such powers.
19.4. At the expense of the company, the supervisory board may obtain such advice from experts as the supervisory board deems desirable for the proper fulfilment of its duties.
19.5. If there is only one supervisory director in office, such supervisory director shall have all rights and obligations granted to and imposed on the supervisory board and the chairman of the supervisory board by law and by these articles of association.
Article 20.
20.1. A supervisory director shall retire no later than at the ordinary general meeting of shareholders held after a period of three years following his appointment. A retired supervisory director may immediately be re-elected.
20.2. A supervisory director shall retire at the annual general meeting of the year in which he reaches the age prescribed by law for retirement of a supervisory director.
 20.3.     The supervisory board may establish a rotation

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           scheme.
20.4. The supervisory directors may be suspended or dismissed by the general meeting of shareholders. The supervisory board may make a proposal to the general meeting of shareholders for the suspension or dismissal of one or more of its supervisory directors.
Article 21.
21.1. The supervisory board may pass resolutions by at least three quarters of the votes of the members in office. Each supervisory director has the right to cast one vote. In case of absence a supervisory director may issue a proxy, however, only to another supervisory director. The proxy should explicitly indicate in which way the vote must be cast. The supervisory board may pass resolutions in writing without holding a meeting provided that the proposals for such resolutions have been communicated in writing to all supervisory directors and no supervisory director is opposed to this method of passing a resolution.
21.2. A certificate signed by two supervisory directors to the effect that the supervisory board has passed a particular resolution shall constitute evidence of such a resolution in dealings with third parties.
21.3. The managing directors shall attend meetings of the supervisory board at the latter's request.
21.4. The supervisory board shall meet whenever two or more of its members or the managing board so requests. Meetings of the supervisory board shall be convened by the chairman of the supervisory board, either on request of two or more supervisory directors or on request of the managing board, or by the supervisory directors requesting the meeting to be held. If the chairman fails to convene a meeting to be held within four weeks of the receipt of the request, the supervisory board members making the request are

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           entitled to convene the meeting.
21.5. The supervisory board shall draw up standing orders regulating inter alia the manner of convening board meetings and the internal procedure at such meetings. These meetings may be held by telephone as well as by video.
Article 22.
           The General Meeting of the Shareholders determines the compensation to the members of the Supervisory Board or to one or more of its members. The meeting shall have authority to decide whether such compensation will consist of a fixed amount and/or an amount that is variable in proportion to profits or any other factor. The Supervisory Board members shall be reimbursed for their expenses.
INDEMNIFICATION.
Article 23.
23.1. The company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the company) by reason of the fact that he is or was a supervisory director, managing director, officer or agent of the company, or was serving at the request of the company as a supervisory director, managing director, officer or agent of another company, a partnership, joint venture, trust or other enterprise, against all expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was

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           unlawful or out of his mandate. The termination of any action, suit or proceeding by a judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and not in a manner which he reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
23.2. The company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding by or in the right of the company to procure a judgment in its favor, by reason of the fact that he is or was a supervisory director, managing director, officer or agent of the company, or is or was serving at the request of the company as a supervisory director, managing director, officer or agent of another company, a partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or wilful misconduct in the performance of his duty to the company, unless and only to the extent that the court in which such action or proceeding was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the

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           circumstances of the case, such person is fairly and reasonably entitled to indemnification against such expenses which the court in which such action or proceeding was brought or such other court having appropriate jurisdiction shall deem proper.
23.3. To the extent that a supervisory director, managing director, officer or agent of the company has been successful on the merits or otherwise in defense of any action, suit of proceeding, referred to in paragraphs 1 and 2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonable incurred by him in connection therewith.
23.4. Any indemnification by the company referred to in paragraphs 1 and 2 shall (unless ordered by a court) only be made upon a determination that indemnification of the supervisory director, managing director, officer or agent is proper in the circumstances because he had met the applicable standard of conduct set forth in paragraphs 1 and 2. Such determination shall be made:
           a. either by the supervisory board by a majority vote in a meeting in which a quorum as mentioned in article 21, paragraph 1, and consisting of supervisory directors who where not parties to such action, suit or proceeding, is present;
           b. or, if such a quorum is not obtainable or although such a quorum is obtained if the majority passes a resolution to that effect, by independent legal counsel in a written opinion;
           c.   or by the general meeting of shareholders.
23.5. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the company in advance of the final disposition of such action, suit or proceeding upon a resolution of the supervisory board with respect to the specific case upon receipt of

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                                                                              20

           an undertaking by or on behalf of the supervisory director, managing director, officer or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the company as authorized in this article.
23.6. The indemnification provided for by this article shall not be deemed exclusive of any other right to which a person seeking indemnification may be entitled under any by-laws, agreement, resolution of the general meeting of shareholders or of the disinterested supervisory directors or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such position, and shall continue as to a person who has ceased to be a supervisory director, managing director, officer or agent and shall also inure to the benefit of the heirs, executors and administrators of such a person.
23.7. The company shall have the power to purchase and maintain insurance on behalf of any person who is or was a supervisory director, managing director, officer or agent of the company, or is or was serving at the request of the company as a supervisory director, managing director, officer, employee or agent of another company, a partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his capacity as such, whether or not the company would have the power to indemnify him against such liability under the provisions of this article.
23.8. Whenever in this article reference is being made to the company, this shall include, in addition to the resulting or surviving company also any constituent company (including any constituent company of a constituent company) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power to indemnify its supervisory directors, managing directors, officers and agents, so that any person who is or was a supervisory director, managing director, officer or agent of such constituent company, or is or was serving at the request of such constituent company as a supervisory director, managing director, officer or agent of another company, a partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this article with respect to the resulting or surviving company as he would have with respect to such constituent company if its separate existence had continued.
GENERAL MEETING OF SHAREHOLDERS.
Article 24.
24.1. The ordinary general meeting of shareholders shall be held each year within six months after the close of the financial year.
24.2.      At this general meeting shall be dealt with:
           a. the written report of the managing board on the course of business of the company and the conduct of its affairs during the past financial year, and the report of the supervisory board on the annual accounts;
           b. adoption of the annual accounts and the declaration of dividend in the manner laid down in article 35;
           c. filling vacancies on the managing board in accordance with the provisions of article 11;
           d. filling vacancies on the supervisory board in accordance with the provisions of article 18;
           e. the proposals placed on the agenda by the managing board or by the supervisory board, together with proposals made by shareholders in accordance with the provisions of these articles.
Article 25.

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                                                                              22

25.1. Extraordinary general meetings of shareholders shall be held as often as deemed necessary by the supervisory board and shall be held if one or more shareholders and other persons entitled to attend the meetings of shareholders jointly representing at least one-tenth of the issued share capital make a written request to that effect to the managing board or supervisory board, specifying in detail the business to be dealt with.
25.2. If the managing board or supervisory board fail to comply with a request under paragraph 1 above in such manner that the general meeting of shareholders can be held within six weeks after the request, the persons making the request may be authorized by the President of the Court within whose jurisdiction the company is established to convene the meeting themselves.
Article 26.
26.1. General meetings of shareholders shall be held at Amsterdam, Haarlemmermeer (Schiphol Airport), Rotterdam or The Hague; the notice convening the meeting shall inform the shareholders and other persons entitled to attend the meetings of shareholders accordingly.
26.2. The notice convening a general meeting of shareholders shall be published by advertisement which shall at least be published in a national daily newspaper and abroad in at least one daily newspaper appearing in each of these countries other than the United States, where, on the application of the company, the shares have been admitted for official quotation. In addition, holders of registered shares shall be notified by letter that the meeting is being convened.
26.3. The notice convening the meeting shall be issued by the managing board, by the supervisory board or by those who according to the law or these articles are entitled thereto.

Article 27.
27.1. The notice convening the meeting referred to in the foregoing article shall be issued no later than on the twenty-first day prior to the meeting.
27.2. The agenda shall contain such business as may be placed thereon by the person(s) entitled to convene the meeting, and furthermore such business as one or more shareholders, representing at least one-tenth of the issued share capital, have requested the managing board or supervisory board to place on the agenda at least five days before the date on which the meeting is convened. Nominations for appointment to the managing board and the supervisory board cannot be placed on the agenda by the managing board. No resolution shall be passed at the meeting in respect of matters not on the agenda.
27.3. Without prejudice to the relevant provisions of law, dealing with withdrawal of shares and amendments to articles of association, the notice convening the meeting shall either mention the business on the agenda or state that the agenda is open to inspection by the shareholders and other persons entitled to attend the meetings of shareholders at the office of the company.
Article 28.
28.1. General meetings of shareholders shall be presided over by the chairman of the supervisory board or in his absence by the vice-chairman of the supervisory board. In case of absence of the chairman and the vice-chairman of the supervisory board the meeting shall be presided by any other person nominated by the supervisory board.
28.2. Minutes shall be kept of the business transacted at a general meeting of shareholders, which minutes shall be drawn up and signed by the chairman and by a person appointed by him immediately after the opening of the

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                                                                              24

           meeting.
28.3. Where the minutes are drawn up before a civil law notary, the chairman's signature, together with that of the civil law notary, shall be sufficient.
Article 29.
29.1. All shareholders and other persons entitled to vote at general meetings of shareholders are entitled to attend the general meetings of shareholders, to address the general meeting of shareholders and to vote. The general meeting of shareholders may lay down rules regulating, inter alia, the length of time for which shareholders may speak. In so far as such rules are not applicable, the chairman may regulate the time for which shareholders may speak if he considers this to be desirable with a view to the orderly conduct of the meeting.
29.2. In order to exercise the rights mentioned in paragraph 1, the holders of registered shares shall notify the company in writing of their intention to do so no later than on the day and at the place mentioned in the notice convening the meeting, and also - in so far as type II shares are concerned - stating the serial number of the shares certificate.
           They may only exercise the said rights at the meeting for the shares registered in their name both on the day referred to above and on the day of the meeting.
29.3. The company shall send a card of admission to the meeting to holders of registered shares who have notified the company of their intention in accordance with the provision in the foregoing paragraph.
29.4. The provisions laid down in paragraphs 2 up to and including 4 are mutatis mutandis applicable to shares from which usufructuaries and pledgees who do not have the voting right attached to those shares derive their rights.

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                                                                              25

Article 30.
30.1. Shareholders and other persons entitled to attend meetings of shareholders may be represented by proxies with written authority to be shown for admittance to a meeting.
30.2. All matters regarding the admittance to the general meeting, the exercise of voting rights and the result of votings, as well as any other matters regarding the affairs at the general meeting shall be decided upon by the chairman of that meeting, with due observance of the provisions of section 13, Civil Code:2.
Article 31.
31.1. Unless otherwise stated in these articles, resolutions shall be adopted by simple majority of votes of the shareholders having the right to vote in a meeting of shareholders where at least fifty percent (50%) of the issued capital is present or represented. Blank and invalid votes shall not be counted. The chairman shall decide on the method of voting and on the possibility of voting by acclamation.
31.2. Where the voting concerns appointments, further polls shall, if necessary, be taken until one of the nominees has obtained a simple majority, such with due observance of the provision of paragraph 1 of this article. The further poll or polls may, at the chairman's discretion, be taken at a subsequent meeting.
31.3. Except as provided in paragraph 2, in case of an equality of the votes cast the relevant proposal shall be deemed to have been rejected.
Article 32.
At the general meeting of shareholders each share shall confer the right to cast one vote.
ANNUAL ACCOUNTS, REPORT OF THE BOARD OF MANAGEMENT AND DISTRIBUTIONS.

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                                                                              26

Article 33.
33.1. The financial year shall run from the first day of January up to and including the thirty-first day of December.
33.2. Each year the managing board shall cause annual accounts to be drawn up, consisting of a balance sheet as at the thirty-first day of December, of the preceding year and a profit and loss account in respect of the preceding financial year with the explanatory notes thereto.
33.3. The managing board shall be bound to draw up the aforesaid annual accounts in accordance with established principles of business management.
33.4. Upon proposal of the managing board, the supervisory board shall determine what portion of the profit - the positive balance of the profit and loss account - shall be retained by way of reserve, having regard to the legal provisions relating to obligatory reserves.
33.5. The supervisory board shall cause the annual accounts to be examined by one or more registered accountant(s) designated for the purposes by the general meeting of shareholders or other experts designated for the purpose in accordance with section 393, Civil Code:2, and shall report to the general meeting of shareholders on the annual accounts, notwithstanding the provisions of the law.
33.6. Copies of the annual accounts which have been made up, of the report of the supervisory board, of the report of the managing board and of the information to be added pursuant to the law shall be deposited for inspection by shareholders and other persons entitled to attend meetings of shareholders, at the office of the company as from the date of serving the notice convening the general meeting of shareholders at which meeting those items shall be discussed, until the close

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                                                                              27

           thereof.
Article 34.
Adoption by the general meeting of shareholders of the annual accounts, referred to in article 33, shall fully discharge the managing board and the supervisory board from liability in respect of the exercise of their duties during the financial year concerned, unless a proviso is made by the general meeting of shareholders, and without prejudice to the provisions of sections 138 and 149, Civil Code:2.
Article 35.
35.1. The portion of the profit that remains after application of article 33, paragraph 4, shall be at the disposal of the general meeting of shareholders, with due observance of the provisions of article 36, paragraph 2.
35.2. The general meeting of shareholders is empowered either to distribute the profits in cash or in kind or to withhold distribution of the said portion of the profit in whole or in part.
35.3. The company only makes distributions in so far as its own equity exceeds the amount of paid up and called portion of the share capital, plus the reserves that must be maintained pursuant to the law.
Article 36.
36.1. Upon the proposal of the supervisory board, the general meeting of shareholders shall be entitled to resolve to make distributions charged to the share premium reserve or charged to the other reserves shown in the annual accounts not prescribed by the law, with due observance of the provisions of paragraph 2.
36.2. The supervisory board shall be entitled to resolve that distributions, the amount of which distributions has been resolved upon by the general meeting of shareholders, to shareholders under article 35, article 36, paragraph 1, and article 37 may be made in full or

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                                                                              28

           partially in the form of the issue of shares in the share capital of the company.
           The distribution to a shareholder according to the preceding sentence shall be made to a shareholder in cash or in the form of shares in the share capital of the company, or partially in cash and partially in the form of shares in the share capital of the company, such, if the supervisory board so resolves, at the option of the shareholders.
Article 37.
At its own discretion and subject to section 105, paragraph 4, Civil Code:2, the supervisory board may resolve to distribute one or more interim dividends on the shares before the annual accounts for any financial year have been approved and adopted at a general meeting of shareholders.
Article 38.
38.1. Distributions under articles 35, 36 or 37 shall be payable as from a date to be determined by the supervisory board. The date of payment set in respect of shares for which certificates are outstanding or in respect of type I shares may differ from the date of payment set in respect of shares for which type II share certificates are outstanding.
38.2. Distributions under articles 35, 36 or 37 shall be made payable at a place or places, to be determined by the supervisory board; at least one place shall be designated thereto in The Netherlands.
38.3. The supervisory board may determine the method of payment in respect of cash distributions on type I shares.
38.4. Cash distributions under articles 35, 36 or 37 in respect of shares for which a type II share certificate is outstanding shall, if such distributions are made payable only outside the Netherlands, be paid in the currency of a country where the shares of the company

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                                                                              29

           are listed on a stock exchange, converted at the rate of exchange determined by the Dutch Central Bank at the close of business on a day to be fixed for that purpose by the supervisory board. If and in so far as on the first day on which a distribution is payable, the company is unable, in consequence of governmental action or other exceptional circumstances beyond its control, to make payment at the place designated outside the Netherlands or in the relevant foreign currency, the supervisory board may in that event designate one or more places in the Netherlands instead. In such event the provisions of the first sentence of this paragraph shall no longer apply.
38.5. The person entitled to a distribution under articles 35, 36 or 37 on registered shares shall be the person in whose name the share is registered at the date to be fixed for that purpose by the supervisory board in respect of each distribution for the different types of shares.
38.6. Notice of distributions and of the dates and places referred to in the preceding paragraphs of this article shall at least be published in a national daily newspaper and abroad in at least one daily newspaper appearing in each of those countries other than the United States, where the shares, on the application of the company, have been admitted for official quotation, and further in such manner as the supervisory board may deem desirable.
38.7. Distributions in cash under articles 35, 36 or 37 that have not been collected within five years after they have become due and payable shall revert to the Company.
38.8. In the case of a distribution under article 36, paragraph 2, any shares in the company not claimed within a period to be determined by the supervisory board shall be sold for the account of the persons entitled to the distribution who failed to claim the shares. The period and manner of sale to be determined by the supervisory board, as mentioned in the preceding sentence, shall be notified according to paragraph 9. The net proceeds of such sale shall thereafter be held at the disposal of the above persons in proportion to their entitlement; distributions that have not been collected within five years after the initial distributions in shares have become due and payable shall revert to the Company.
38.9. In the case of a distribution in the form of shares in the company under article 36, paragraph 2, on registered shares, those shares shall be added to the share register. A type II share certificate for a nominal amount equal to the number of shares added to the register shall be issued to holders of type II shares.
38.10. The provisions of paragraph 5 shall apply equally in respect of distributions - including pre-emptive subscription rights in the event of a share issue made otherwise than under articles 35, 36 or 37, provided that in addition thereto in the "Staatscourant" (Dutch Official Gazette) shall be announced the issue of shares with a pre-emptive subscription right and the period of time within which such can be exercised.
           Such pre-emptive subscription right can be executed during at least two weeks after the day of notice in the "Staatscourant" (Dutch Official Gazette).
ALTERATIONS TO ARTICLES OF ASSOCIATION, WINDING UP,
LIQUIDATION.
Article 39.
A resolution to alter the articles of association or to wind up the company shall be valid only provided that:

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                                                                              31

           a. the proposal to such a resolution has been proposed to the general meeting of shareholders by the supervisory board;
           b. the full proposals have been deposited for inspection by shareholders and other persons entitled to attend meetings of shareholders, at the office of the company as from the day on which the notice is served until the close of that meeting.
Article 40.
40.1. If the company is wound up, the liquidation shall be carried out by any person designated for the purpose by the general meeting of shareholders, under the supervision of the supervisory board.
40.2. In passing a resolution to wind up the company, the general meeting of shareholders shall upon the proposal of the supervisory board fix the remuneration payable to the liquidators and to those responsible for supervising the liquidation.
40.3. The liquidation shall take place with due observance of the provisions of the law. During the liquidation period these articles of association shall, to the extent possible, remain in full force and effect.
40.4. After settling the liquidation, the liquidators shall render account in accordance with the provisions of the law.
40.5. After the liquidation has ended, the books and records of the company shall remain in the custody of the person designated for that purpose by the liquidators during a ten-year period.
Article 41.
After all liabilities have been settled, including those incident to the liquidation, the balance shall then be distributed among the shareholders in proportion to the par value of their ownership of shares.
Article 42.

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                                                                              32
Any amounts payable to shareholders or due to creditors are not claimed within six months after the last distribution was made payable, shall be deposited with the Public Administrator of Unclaimed Debts.